UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 26, 2013 (March 25, 2013)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, Suite 365

San Francisco, California 94104

(Address of principal executive offices, zip code)

(415) 568-2245
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 26, 2013, Medgenics, Inc. (the “Company”) issued a press release announcing the events described in Item 8.01 of this Current Report on Form 8-K. Attached and incorporated by reference as Exhibit 99.1 is a copy of the Company’s press release dated March 26, 2013, with respect to such events.

The information furnished in this report under this Item 7.01, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

As previously announced, on February 8, 2013, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, as the representative of the underwriters named therein (collectively, the “Underwriters”), relating to a firm commitment underwritten public offering of common stock of the Company, $0.0001 par value per share (“Common Stock”), and Series 2013-A warrants to purchase shares of Common Stock (the “Warrants”).  Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 45-day option to purchase, at the same price as the shares and Warrants initially sold in the offering, an aggregate of up to an additional 840,000 shares of Common Stock and/or Warrants to purchase up to an additional 420,000 shares of Common Stock as necessary to cover over-allotments made in connection with the offering.

On March 25, 2013, upon exercise of the option, the Company completed the sale to the Underwriters of an additional 470,000 shares of Common Stock at a price of $4.8208 per share (representing an eight percent (8%) discount to the public offering price of $5.24 per share) and additional Warrants to purchase up to 420,000 shares of Common Stock at a price of $0.0092 per Warrant (representing an eight percent (8%) discount to the public offering price of $0.01 per Warrant).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Medgenics, Inc. Press Release dated March 26, 2013 (furnished pursuant to Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

By:	/s/ Phyllis K. Bellin
Name: Phyllis K. Bellin
Title: Vice President – Administration

Date: March 26, 2013